Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS STRONG 2015 THIRD QUARTER RESULTS

•	Sales of $448.8 million were 2.1% higher than last year in constant currency.
•	New Commercial Aerospace programs remain on track and Commercial Aerospace sales were 7.4% higher than last year in constant currency.
•	Operating income was $78.0 million, 17.4% of sales, as compared to $79.0 million, 17.5% of sales in 2014. Diluted EPS of $0.55 versus prior year diluted EPS of $0.57.
•	Board authorizes $250 million of additional share repurchases, after repurchasing $100 million of shares during quarter.

See Table C for reconciliation of GAAP and non-GAAP operating income, net income and earnings per share

	Quarter Ended September 30,			Nine Months Ended September 30,
(In millions, except per share data)	2015	2014	% Change	2015	2014	% Change

Net Sales	$448.8	$451.9	-0.7%	$1,396.3	$1,383.7	0.9%
Net sales change in constant currency			2.1%			4.6%
Operating Income	78.0	79.0	-1.3%	251.2	228.7	9.8%
Net Income	53.5	55.8	-4.1%	183.3	156.5	17.1%
Diluted net income per common share	$0.55	$0.57	-3.5%	$1.88	$1.58	19.0%

Non-GAAP Measures for y-o-y comparisons:
Adjusted Operating Income (Table C)	$78.0	$79.0	-1.3%	$251.2	$234.7	7.0%
As a % of sales	17.4%	17.5%		18.0%	17.0%
Adjusted Net Income (Table C)	53.5	56.1	-4.6%	171.7	160.7	6.8%
Adjusted diluted net income per share	$0.55	$0.57	-3.5%	$1.76	$1.62	8.6%

STAMFORD, CT. October 19, 2015 – Hexcel Corporation (NYSE: HXL), today reported results for the third quarter of 2015. Net sales during the quarter were $448.8 million, 0.7% lower than the $451.9 million reported for the third quarter of 2014. Operating income for the period was $78.0 million compared to last year’s $79.0 million. Net income for the third quarter of 2015 was $53.5 million, or $0.55 per diluted share, compared to $56.1 million or $0.57 per diluted share in 2014.

Chief Executive Officer Comments

Nick Stanage commented, “I am pleased with the strength of our operating performance as we continue to expand capacity on time and on budget to meet customer demand. Commercial Aerospace sales increased 7.4% in constant currency as new commercial aircraft programs continue to increase production as expected. Space & Defense sales decreased 9.9% and Industrial sales decreased 6.3% in constant currency, muting the strength of Commercial Aerospace.

We decided to incur additional costs to accelerate the completion of our new companywide Enterprise Resource Planning (ERP) systems. Over the last three years, we have successfully implemented 23 out of our 24 manufacturing and administrative sites and now target to have all sites running on the new platform by year-end. A global integrated system will help maximize our performance as we are vertically integrated and many of our most important growth products require sequencing of materials through multiple factories. The new systems will be an integral part of our goal to improve the efficient use of capital equipment and inventory as we grow.”

Looking ahead, Mr. Stanage said, “We now expect our 2015 constant currency sales to be an increase of about 3%, as compared to the 5% increase (midpoint) of our initial guidance in January due primarily to lower Space and Defense sales. Our revised full year sales guidance is now $1.84-$1.86 billion (previously $1.85-$1.9 billion) and 2015 adjusted diluted EPS guidance is $2.28-$2.34 (previously $2.33-$2.43). We continue to target incremental operating income leverage for the full year at 25%. In order to support our expected sales growth, the timing of capital expenditures is running at the high range of our guidance and along with the strategic build-up of inventories for selected programs and planned inventory safety stock, we are now targeting to be cash flow neutral for the year. We remain confident that we are well aligned and fully prepared to meet our customers’ increasing demands for new and innovative composite products and solutions to support their growth and the corresponding growth of our business.”

Markets

Commercial Aerospace

•

Commercial Aerospace sales of $314.5 million increased 6.1% (7.4% in constant currency) for the quarter as compared to the third quarter of 2014. Revenues attributed to new aircraft programs (B787, A350 XWB, A320neo and B737 MAX) remain on track and increased more than 50% versus the same period last year, with A350 XWB shipments leading the growth as it will continue to do for the next several years.  Sales related to Airbus and Boeing legacy aircraft programs were about 8% lower compared to the third quarter of 2014, driven primarily by lower sales to the A380, A330 and the B747-8.

•

Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, were about 20% lower as compared to the third quarter of 2014 on a constant currency basis.  For the first nine months of 2015 sales were about the same as the comparable period in 2014 on a constant currency basis, in line with our January guidance.

Space & Defense

•

Space & Defense sales of $77.3 million decreased 12.7% (a 9.9% decrease in constant currency) for the quarter as compared to the third quarter of 2014. Space & Defense sales of $254.2 million for the first nine months are down 4.4% in constant currency as compared to 2014. Our top 10 programs account for about 60% of our Space & Defense sales and in aggregate are slightly higher for the quarter and the first nine months of 2015 than for the comparable 2014 periods. In total we are on more than 100 programs and the decline in sales has come from programs with historically less predictable ordering patterns. For the first nine months of 2015, the expected end of the C17 program accounts for about $10 million of the decline in the sales compared to 2014, and commercial helicopter sales (which comprise less than 10% of Space & Defense sales) were about 20% lower than the comparable 2014 period.

•	Fourth quarter 2014 Space & Defense sales were the highest in our history, and we expect our constant currency Space & Defense sales for the year to now be around 7% lower than last year.

Industrial

•

Total Industrial sales of $57.0 million for the third quarter of 2015 were 14.8% lower (6.3% lower in constant currency) than the third quarter of 2014. Sales of $182.6 million for the first nine months of 2015 were up 1.8% in constant currency over the comparable 2014 period.  Wind energy sales for the first nine months of 2015 were slightly above last year in constant currency, in line with our initial 2015 guidance. The rest of Industrial sales were also slightly above last year in constant currency for the first nine months.

Operations

•

Gross margin for the third quarter was 27.7% compared to 27.0% in the third quarter of 2014. For the first nine months of 2015 gross margin was 29.0% compared to 27.5% for the comparable 2014 period reflecting strong operating performance. The third quarter of 2015 was favorably impacted from exchange rates by about 50 basis points as compared to 2014, and the first nine months of 2015 were favorably impacted by about 70 basis points compared to 2014.

•

Selling, general and administrative expenses were 7.9% higher than the third quarter of 2014 and 8.4% higher for the first nine months of 2015 compared to the 2014 period, as we continue to add infrastructure to support our growth including implementing our new ERP platform and other systems. Our total year-to-date information technology expenses were about $8 million higher than the amount incurred year to date in 2014, including $3 million in the third quarter. We are in the final phase of installing a companywide ERP system and are accelerating our efforts to finish. The new systems will be an integral part of our continuous efforts to improve efficiencies and to help us deliver the expected upcoming growth. Research and technology expenses in the third quarter of 2015 of $10.6 million were $0.5 million higher than the comparable 2014 period, and 3.2% lower (but 6% higher in constant currency) for the nine months compared to the 2014 period.

•

Adjusted operating income in the third quarter of 2015 was $78.0 million or 17.4% of sales compared to $79.0 million or 17.5% of sales in 2014, and for the first nine months adjusted operating income was 18.0% of sales in 2015 as compared to 17.0% in 2014. The third quarter and first nine months of 2015 were both favorably impacted from exchange rates by about 100 basis points compared to 2014 periods. For the first nine months of 2015, operating income leverage was 18% on incremental sales after adjusting for the impact of exchange rates.

Cash and other

•

Our effective tax rate for the quarter was 28.2% compared to 27.7% in 2014. The 2015 and 2014 quarters had a $1.8 million and a $1.7 million benefit, respectively, primarily from favorable tax return to provision adjustments. The tax rate for the first nine months of 2015 was 25.0% as the first quarter results include an $11.6 million benefit related to the release of reserves for uncertain tax positions. Excluding these discrete benefits, the year-to-date tax rate was 30.6%.

•	Free cash flow for the first nine months of 2015 was a use of $85 million versus a use of $3 million in 2014, as free cash flow for the third quarter of 2015 was a source of $31 million. Cash used for capital expenditures was $249 million for the first nine months of 2015 compared to $194 million in the 2014 period. Working capital is a use of $117 million as compared to a $76 million use in 2014. The working capital increase is primarily timing of cash payments and for strategic build-up of inventories for selected programs and safety stock related to the ERP systems implementation. Working capital is expected to decrease in the fourth quarter of 2015. Free cash flow is defined as cash provided from operating activities less cash paid for capital expenditures.

•	During the third quarter, the Company repurchased more than 2 million shares for $100 million and completed the remaining share repurchases authorized in June 2014.
•

As announced today, the Company’s Board of Directors authorized the repurchase of an additional $250 million of the Company’s stock. Under the program, the Company may purchase its common stock from time to time in the open market or in privately negotiated transactions. The repurchases will be funded from cash from operating activities and, if needed, the existing credit facilities. The amount and timing of the purchases will depend on a number of factors including the price and availability of shares of common stock, trading volume and general market conditions.

•	As announced today, the Board of Directors declared a $0.10 quarterly dividend. The dividend will be payable to stockholders of record as of November 2, 2015, with a payment date of November 16.

2015 Outlook

Our 2015 outlook:

•

Our revised full year sales outlook is $1.84-$1.86 billion. Previously we had decreased our January guidance of $1.9-$2.0 billion to $1.85-$1.9 billion due primarily to the continued strengthening dollar on our Euro and British pound denominated sales. We now expect our 2015 constant currency sales to be an increase of about 3%, as compared to the 5% increase (midpoint) of our initial guidance in January due primarily to lower Space and Defense sales.

•	Reflecting the lower sales and the current quarter results, our adjusted diluted earnings per share guidance has been revised and narrowed to $2.28-$2.34 (previously it was $2.33-$2.43).
•

We now expect our accrual basis capital expenditures to be at the high end of our $260-$290 million guidance. With the higher capital expenditures combined with the inventory safety stock as discussed above, we are now targeting to be free cash flow neutral for the year. Previously, we expected free cash flow to be $10-$50 million.

*****

Hexcel will host a conference call at 10:00 a.m. ET, tomorrow, October 20, 2015 to discuss the third quarter results and respond to analyst questions. The telephone number for the conference call is (719) 325-2420 and the confirmation code is 2719412. The call will be simultaneously hosted on Hexcel’s web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

*****

Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

*****

Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the markets we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates provided or publicly available by Airbus, Boeing and others, the revenues we may generate from an aircraft model or program, the impact of delays in the startup or ramp-ups of new aircraft programs, the outlook for space & defense revenues and the trend in wind energy, recreation and other industrial applications, including whether certain programs might be curtailed or discontinued or customers’ inventory levels reduced); our ability to maintain and improve margins in light of the current economic environment; the success of particular applications as well as the general overall economy; our ability to manage cash from operating activities and capital spending in relation to future sales levels such that the company funds its capital spending plans from cash flows from operating activities, but, if necessary, maintains adequate borrowings under its credit facilities to cover any shortfalls; and the impact of the above factors on our expectations of all financial results for 2015 and beyond. The loss of, or significant reduction in purchases by Airbus, Boeing, Vestas, or any of our other significant customers could materially impair our business, operating results, prospects and financial condition. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changes in currency exchange rates, changing market conditions, increased competition, inability to install, staff and qualify necessary capacity or achievement of planned manufacturing improvements, conditions in the financial markets, product mix, achieving expected pricing and manufacturing costs, availability and cost of raw materials, supply chain disruptions, work stoppages or other labor disruptions and changes in or unexpected issues related to environmental regulations, legal matters, interest rates and tax codes.  Additional risk factors are described in our filings with the SEC.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information
Michael Bacal
(203) 352-6826
michael.bacal@hexcel.com

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
	Unaudited
	Quarter Ended September 30,	Nine Months Ended September 30,
(In millions, except per share data)	2015	2014	2015	2014
Net sales	$448.8	$451.9	$1,396.3	$1,383.7
Cost of sales	324.7	329.9	991.3	1,003.4

Gross margin	124.1	122.0	405.0	380.3
% Gross margin	27.7%	27.0%	29.0%	27.5%

Selling, general and administrative expenses	35.5	32.9	120.3	111.0
Research and technology expenses	10.6	10.1	33.5	34.6
Other operating expense (a)	—	—	—	6.0

Operating income	78.0	79.0	251.2	228.7

Interest expense, net	4.6	2.1	9.0	5.9
Non-operating expense (b)	—	0.5	—	0.5

Income before income taxes and equity in earnings from affiliated companies	73.4	76.4	242.2	222.3
Provision for income taxes	20.7	21.2	60.6	66.9

Income before equity in earnings from affiliated companies	52.7	55.2	181.6	155.4
Equity in earnings from affiliated companies	0.8	0.6	1.7	1.1

Net income	$53.5	$55.8	$183.3	$156.5

Basic net income per common share:	$0.56	$0.58	$1.91	$1.61

Diluted net income per common share:	$0.55	$0.57	$1.88	$1.58

Weighted-average common shares:

Basic	95.8	95.8	96.2	97.2
Diluted	97.3	97.7	97.7	99.2

(a)

Other operating expense for the nine months ended September 30, 2014 reflects an increase in environmental reserves primarily related to a manufacturing facility in Lodi, New Jersey which we sold in 1986.

(b)	Non-operating expense is the accelerated amortization of deferred financing costs related to refinancing our credit facility in September 2014.

Hexcel Corporation and Subsidiaries Condensed Consolidated Balance Sheets
	Unaudited
	September 30,	December 31,
(In millions)	2015	2014
Assets
Current assets:
Cash and cash equivalents	$43.2	$70.9
Accounts receivable, net	257.6	233.5
Inventories	326.2	290.1
Prepaid expenses and other current assets	100.5	87.2
Total current assets	727.5	681.7

Property, plant and equipment	2,056.0	1,868.7
Less accumulated depreciation	(662.8)	(630.5)
Property, plant and equipment, net	1,393.2	1,238.2

Goodwill and other intangible assets, net	59.2	59.8
Investments in affiliated companies	33.1	34.2
Other assets	27.7	22.5
Total assets	$2,240.7	$2,036.4

Liabilities and Stockholders' Equity
Current liabilities:
Short-term borrowings	$—	$1.3
Accounts payable	134.2	175.0
Accrued liabilities	143.3	134.3
Total current liabilities	277.5	310.6

Long-term debt, net	596.4	415.0
Other non-current liabilities	171.5	160.9
Total liabilities	1,045.4	886.5

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 106.0 shares issued at September 30, 2015 and 104.8 shares issued at December 31, 2014	1.1	1.0
Additional paid-in capital	712.9	678.5
Retained earnings	999.9	845.5
Accumulated other comprehensive income	(107.0)	(69.7)
	1,606.9	1,455.3
Less – Treasury stock, at cost, 11.5 and 9.3 shares at September 30, 2015 and December 31, 2014, respectively.	(411.6)	(305.4)
Total stockholders' equity	1,195.3	1,149.9
Total liabilities and stockholders' equity	$2,240.7	$2,036.4

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
	Unaudited
	Year to Date Ended September 30,
(In millions)	2015	2014

Cash flows from operating activities
Net income	$183.3	$156.5

Reconciliation to net cash provided by operating activities:
Depreciation and amortization	56.5	52.6
Amortization of deferred financing costs	0.8	1.3
Deferred income taxes	39.3	50.5
Equity in earnings from affiliated companies	(1.7)	(1.1)
Stock-based compensation expense	15.2	14.0
Excess tax benefits on stock-based compensation	(9.2)	(5.5)

Changes in assets and liabilities:
(Increase) in accounts receivable	(38.9)	(30.4)
(Increase) in inventories	(46.2)	(44.6)
(Increase) decrease in prepaid expenses and other current assets	(6.0)	(11.6)
(Decrease) increase in accounts payable/accrued liabilities	(26.0)	10.7
Other – net	(2.8)	0.6
Net cash provided by operating activities (a)	164.3	191.8

Cash flows from investing activities
Capital expenditures (b)	(249.3)	(194.4)
Net cash used in investing activities	(249.3)	(194.4)

Cash flows from financing activities
Issuance of senior notes	300.0	—
Borrowings from senior unsecured credit facility	—	481.0
Borrowings from previous senior secured credit facility	—	189.0
Repayments of other debt, net	(1.2)	(0.2)
Deferred financing costs and discount related to long-term debt	(3.6)	(1.3)
Dividends paid on common stock	(28.9)	—
Repayment of senior unsecured credit facility	(115.0)	(51.0)
Repayment of previous senior secured credit facility	—	(481.0)
Stock repurchases	(100.0)	(160.0)
Activity under stock plans	13.2	2.2
Net cash provided by (used in) financing activities	64.5	(21.3)

Effect of exchange rate changes on cash and cash equivalents	(7.2)	(3.9)
Net (decrease) in cash and cash equivalents	(27.7)	(27.8)
Cash and cash equivalents at beginning of period	70.9	65.5
Cash and cash equivalents at end of period	$43.2	$37.7

Supplemental Data:
Free cash flow (a)+(b)	$(85.0)	$(2.6)
Accrual basis additions to property, plant and equipment	$227.8	$179.2

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended September 30, 2015 and 2014				(Unaudited)	Table A
(In millions)	As Reported			Constant Currency (a)
Market	2015	2014	B/(W) %	FX Effect (b)	2014	B/(W) %
Commercial Aerospace	$314.5	$296.5	6.1	$(3.6)	$292.9	7.4
Space & Defense	77.3	88.5	(12.7)	(2.7)	85.8	(9.9)
Industrial	57.0	66.9	(14.8)	(6.1)	60.8	(6.3)
Consolidated Total	$448.8	$451.9	(0.7)	$(12.4)	$439.5	2.1
Consolidated % of Net Sales	%	%			%
Commercial Aerospace	70.1	65.6			66.7
Space & Defense	17.2	19.6			19.5
Industrial	12.7	14.8			13.8
Consolidated Total	100.0	100.0			100.0

Nine Months Ended September 30, 2015 and 2014				(Unaudited)
(In millions)	As Reported			Constant Currency (a)
Market Segment	2015	2014	B/(W) %	FX Effect (b)	2014	B/(W) %
Commercial Aerospace	$959.5	$907.9	5.7	$(17.7)	$890.2	7.8
Space & Defense	254.2	276.2	(8.0)	(10.3)	265.9	(4.4)
Industrial	182.6	199.6	(8.5)	(20.3)	179.3	1.8
Consolidated Total	$1,396.3	$1,383.7	0.9	$(48.3)	$1,335.4	4.6
Consolidated % of Net Sales	%	%			%
Commercial Aerospace	68.7	65.6			66.7
Space & Defense	18.2	20.0			19.9
Industrial	13.1	14.4			13.4
Consolidated Total	100.0	100.0			100.0

(a)

To assist in the analysis of our net sales trend, total net sales and sales by market for the quarter and nine months ended September 30, 2014 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2015 and are referred to as “constant currency” sales.

(b)	FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information			(Unaudited)	Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Third Quarter 2015
Net sales to external customers	$347.4	$101.4	$—	$448.8
Intersegment sales	15.9	—	(15.9)	—
Total sales	363.3	101.4	(15.9)	448.8
Operating income (loss)	74.1	14.2	(10.3)	78.0
% Operating margin	20.4%	14.0%		17.4%

Depreciation and amortization	17.7	1.5	0.1	19.3
Stock-based compensation expense	0.7	0.1	—	0.8
Accrual based additions to capital expenditures	83.1	3.2	—	86.3

Third Quarter 2014
Net sales to external customers	$342.9	$109.0	$—	$451.9
Intersegment sales	16.4	0.4	(16.8)	—
Total sales	359.3	109.4	(16.8)	451.9
Operating income (loss)	74.4	16.7	(12.1)	79.0
% Operating margin	20.7%	15.3%		17.5%

Depreciation and amortization	16.4	1.3	0.1	17.8
Stock-based compensation expense	0.9	0.2	1.4	2.5
Accrual based additions to capital expenditures	72.4	2.0	—	74.4

First Nine Months 2015
Net sales to external customers	$1,088.3	$308.0	$—	$1,396.3
Intersegment sales	56.2	0.1	(56.3)	—
Total sales	1,144.5	308.1	(56.3)	1,396.3
Operating income (loss)	254.5	43.3	(46.6)	251.2
% Operating margin	22.2%	14.1%		18.0%

Depreciation and amortization	51.7	4.5	0.3	56.5
Stock-based compensation expense	5.4	0.8	9.0	15.2
Accrual based additions to capital expenditures	216.8	11.0	—	227.8

First Nine Months 2014
Net sales to external customers	$1,060.8	$322.9	$—	$1,383.7
Intersegment sales	53.1	1.0	(54.1)	—
Total sales	1,113.9	323.9	(54.1)	1,383.7
Operating income (loss)	230.1	50.7	(52.1)	228.7
% Operating margin	20.7%	15.7%		16.5%

Other operating expense (b)	—	—	6.0	6.0
Depreciation and amortization	48.3	4.1	0.2	52.6
Stock-based compensation expense	4.3	0.9	8.8	14.0
Accrual based additions to capital expenditures	173.4	5.8	—	179.2
(a)	We do not allocate corporate expenses to the operating segments.
(b)

Corporate and other for the nine months ended September 30, 2014 includes a $6 million charge to increase environmental reserves primarily related to a manufacturing facility in Lodi, New Jersey which we sold in 1986.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP and Non-GAAP Operating Income and Net Income				Table C
	Unaudited
	Quarter Ended September 30,		Nine Months Ended September 30,
(In millions)	2015	2014	2015	2014

GAAP operating income	$78.0	$79.0	$251.2	$228.7
- Other operating expense (a)	—	—	—	6.0
Non-GAAP operating Income	$78.0	$79.0	$251.2	$234.7
% of Net Sales	17.4%	17.5%	18.0%	17.0%
- Stock-based compensation expense	0.8	2.5	15.2	14.0
- Depreciation and amortization	19.3	17.8	56.5	52.6
Non-GAAP EBITDA	$98.1	$99.3	$322.9	$301.3

	Unaudited
	Quarter Ended September 30,
	2015		2014
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS

GAAP net income	$53.5	$ 0.55	$55.8	$ 0.57
- Other operating expense (net of tax) (a)	—	—	0.3	—
Adjusted net income	$53.5	$ 0.55	$56.1	$ 0.57
	Unaudited
	Nine Months Ended September 30,
	2015		2014
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS

GAAP net income	$183.3	$ 1.88	$156.5	$ 1.58
- Other operating expense (net of tax) (a)	—	—	3.9	0.04
- Non-operating expense (net of tax) (b)	—	—	0.3	—
- Discrete Tax Benefits (c)	(11.6)	(0.12)	—	—
Adjusted net income	$171.7	$ 1.76	$160.7	$ 1.62
(a)

Other operating expense for the nine months ended September 30, 2014 includes a $6 million charge to increase environmental reserves primarily related to a manufacturing facility in Lodi, New Jersey which we sold in 1986.

(b)	Non-operating expense is the accelerated amortization of deferred financing costs related to refinancing our credit facility in September 2014.

(c)	The nine-month period includes benefits of $11.6 million primarily related to the release of reserves for uncertain tax positions.

Management believes that sales measured in constant dollars, EBITDA, adjusted net income, adjusted diluted net income per share and free cash flow (defined as cash provided by operating activities less cash payments for capital expenditures), which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel’s liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	September 30,	June 30,	December 31,
(In millions)	2015	2015	2014

Notes payable and current maturities of debt	$—	$—	$1.3
Unsecured bonds, net	296.4	—	—
Long-term credit facility	300.0	508.0	415.0
Total Debt	596.4	508.0	416.3
Less: Cash and cash equivalents	(43.2)	(35.3)	(70.9)
Total debt, net of cash	$553.2	$472.7	$345.4